Media Contact:	Investor Contact:
Greg Berardi Blue Marlin Partners 415-239-7826 greg@bluemarlinpartners.com	Dan Rumsey Chief Restructuring Officer 408-866-3666 dan.rumsey@p-com.com

P-COM TO REPORT SUBSTANTIALLY HIGHER
REVENUE IN THE SECOND QUARTER OF 2005
ANNOUNCES SIGNIFICANT PROGRESS IN ITS RESTRUCTURING INITIATIVE;
PLANS CORPORATE NAME CHANGE TO WAVE WIRELESS CORPORATION

San Jose, CA (July 19, 2005) – P-Com, Inc. (OTC Bulletin Board: PCMC), a worldwide provider of licensed exempt, highly secure and reliable wireless mesh routers to enterprises, government agencies, carriers, systems integrators and value added resellers, today reported significant progress in its restructuring plan, including the following:

•	Revenue is anticipated to be approximately $4.1 million to $4.3 million in the second quarter of 2005, up approximately 70% from the $2.5 million reported in the first quarter of 2005.

•	Sales of the SPEEDLAN products in the second quarter increased sequentially for the first time in five quarters.

•	Gross margins are expected to exceed 30%, compared to negative gross margins in the first quarter of 2005, when the company’s results were impacted by the costs of restructuring and the sale of unprofitable product lines that have since been discontinued.

•	Excluding restructuring costs, operating expenses in the second quarter have been reduced by over $1.0 million, compared to the first quarter of 2005. Additional reductions are anticipated in the third quarter of 2005.

•	Cash usage was reduced by approximately $1.0 million in the second quarter of 2005, down over 70% from about $2.8 million in the first quarter of 2005. The company anticipates a similar percentage reduction in cash usage in the third quarter of 2005.

•	The company restructured approximately $1.0 million in liabilities in the second quarter of 2005.

•	The company expects to achieve positive monthly EBITDA during the fourth quarter of 2005 and on a full quarterly basis by the first quarter of 2006.

“The company’s operating and financial position improved measurably in the second quarter of 2005,” said Dan Rumsey, Chief Restructuring Officer of P-Com. “Revenue increased substantially, as did gross margins, and sales of our SPEEDLAN family of products in the second quarter grew for the first time in more than a year. The company also restructured approximately $1.0 million in debt, which helped to substantially reduce cash usage. If current financial trends continue, P-Com is expected to achieve positive EBITDA on a monthly basis during the fourth quarter of 2005, and on a full quarterly basis by the first quarter of 2006.”

The company’s improved performance is the result of a major restructuring program announced in April 2005. The company was able to significantly increase its revenue and decrease its losses while dramatically reducing its workforce, moving to a new corporate headquarters in San Jose, divesting its unprofitable licensed product lines, and focusing on the license exempt marketplace and the sale of refurbished licensed products. The license exempt market is a profitable and growing business for the company, and its RMA business provides a reliable revenue stream for the company.

“The company has taken dramatic steps to stabilize its operations and to return to profitability, and these efforts are showing encouraging results,” Rumsey said. “The company’s future objectives are to build on its sales momentum in the license exempt market, maintain its spending discipline, increase gross margins, and seek opportunities to grow through product acquisitions, corporate acquisitions or mergers designed to create long-term shareholder value. The company still faces significant challenges, but these initial positive results from our previously announced restructuring show that the initial implementation of this strategy is working.”

The company will announce full operating results for the second quarter of 2005 on August 12, 2005, and has scheduled its annual meeting of stockholders on that date. Subject to stockholder approval at the annual meeting, the company intends to implement additional capital restructuring initiatives and to change its corporate name to Wave Wireless Corporation.

About P-Com, Inc.
P-Com, Inc. develops, manufactures, and markets highly secure and reliable wireless mesh routers to the licensed exempt telecommunications market worldwide. The company’s wireless mesh routers are designed to combine high performance, multiple operating frequencies and hardware AES encryption to provide networking professionals the most flexible, scalable and robust mesh routers for integrated network requirements of Internet access and private networks including security and surveillance requirements. Cellular and personal communications service (PCS) providers utilize the company’s repair and maintenance business for a full range of services required to support technical issues associated with the installation, maintenance and operation of refurbished legacy P-Com licensed products. For more information visit http://www.p-com.com or call 408-866-3666.

Safe Harbor Statement
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for P-Com’s markets and the demand for its products. Factors that could cause P-Com’s actual results to differ materially from these forward-looking statements include the Company’s ability to achieve positive cash flow; the Company’s deteriorating cash position and its need to raise additional capital, and whether that capital is available on acceptable terms, if at all; the continued intense competition from leading telecommunications equipment and technology suppliers resulting in lower average selling prices; fluctuations in customer demand; reliance upon subcontractors; the timing of new technology and product introductions; and the risk of early obsolescence; and the Company’s dependence on the sale of refurbished licensed radio products. Please refer to our reports and filings with the Securities and Exchange Commission, including our reports on Form 10-K, 10-Q and 8-K, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

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